EXHIBIT 1.A.(5)(c)

                 GUARANTEED MINIMUM DEATH BENEFIT RIDER (PGDB01)

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                           PFL LIFE INSURANCE COMPANY
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                     GUARANTEED MINIMUM DEATH BENEFIT RIDER

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IN THIS RIDER, the Insured will be referred to as YOU or YOUR. If issued to
Joint Insureds, YOU or YOUR refers to the younger Joint Insured covered under the Policy. PFL Life Insurance Company will be referred to as WE, OUR or US.

GENERAL This Rider is part of the Policy. It is subject to all the terms of this Rider and the Policy. This Rider has no Cash Value.

BENEFIT If the Net Surrender Value on any Monthiversary is not sufficient to cover the monthly deductions on such day, then coverage will be provided as indicated below, and no grace period will begin, provided no policy loans have been taken under the policy.

                  If a death benefit is payable due to the provisions of this Rider, then the following minimum death benefit is applicable:

                  During the first fifteen policy years, or before the Anniversary next following Your 75th birthday, if sooner, the minimum death benefit payable will be as provided in the Death Benefit Provisions of the Policy to which this Rider is attached.

                  After the first fifteen policy years, or on or after the Anniversary next following Your 75th birthday, if sooner, the minimum death benefit payable will be the Initial Premium, reduced by any partial withdrawals.

                  However, in no event will this minimum death benefit ever be less than $1,000.

CONSIDERATION     This Rider is issued in consideration of:

                  1. the application for this Rider; and
                  2. payment of the Initial Premium.

INCONTESTABILITY  This Rider shall be incontestable after it has been In Force while You are still alive, for two years after the effective date of this Rider.

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SUICIDE           This Rider is issued on the same date as the Policy and the
                  Suicide Provision of the Policy is applicable to this Rider.

TERMINATION       This Rider will terminate on the earliest of:

                  1. the date the Policy terminates;
                  2. the date any policy loan is taken under the Policy;
                  3. the Monthiversary on which this Rider is terminated by
                     written request from the Owner.

MONTHLY CHARGE    On the Policy Date and each Monthiversary thereafter, a
                  monthly charge will be deducted from the Policy Cash Value for this Rider. The monthly charge will be equal to:

                  1. 0.02% multiplied by the sum of the Subaccount Values, if any, on the Valuation Date of each Monthiversary; plus
                  2. 0.02% multiplied by the Fixed Account value on the
                     Valuation Date of each monthly deduction.

EFFECTIVE DATE    This Rider is effective as of the Policy Date.

                           PFL LIFE INSURANCE COMPANY

                              /s/ CRAIG D. VERMIE
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                                    Secretary